Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE			July 29, 2004
BUTLER NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS
82% Increase in Revenue For the Three Months to $3.1 Million 61% Increase in Revenue For the Twelve Months to $10.1 Million

[OLATHE, KANSAS], July 29, 2004 - Butler National Corporation (OTC Bulletin Board: BUKS) filed its Annual Report for the year ending April 30, 2004, on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Historical selected financial data related to all operations:
	Year Ended April 30			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2004	2003	2002	2004	2003	2002
Net Sales	$ 10,122	$ 6,285	$ 9,029	$ 3,109	$ 1,705	$ 1,655
Operating Income	908	146	1,276	318	11	8
Net Income	735	27	1,125	251	(20)	8
Per Share Net Income	.02	.00	.03	.01	(.00)	.00
Total Assets	12,666	9,247	9,539	12,666	9,247	9,539
Long-term Obligations	1,528	1,660	1,585	1,528	1,660	1,585
Shareholders' Equity	6,657	5,694	5,553	6,657	5,694	5,553
Weighted Average Shares - Diluted	48,382	46,427	43,008	48,382	46,427	43,008
New Product Research and Development Cost	1,654	1,128	1,020	462	265	335
nr = not reported

Highlights of the report include:
  Sales increased $1,404,000, (82%) for the Quarter ended April 30, 2004. Sales for the fiscal year increased $3,837,120, (61%). Fiscal year Modifications sales increased $2,941,000, (110%); Avionics sales increased $724,000, (71%); Gaming management fees decreased $79,000, (7%); and all Services increased $251,000, (18.5%).

Operating income for the fiscal year was $908,000 after deducting a research and development charge of $1,654,000, primarily for new products in Avionics and Aircraft Modifications.
Backlog at April 30, 2004, was $11,455,000, and at July 9, 2004, was $11,355,000 primarily for new products in Avionics and Aircraft Modifications.

Management Comments:

"This has been a successful year for Butler National. We delivered greatly improved sales and earnings growth throughout 2004. Butler's 2004 financial performance scored on all major areas: revenue growth, profitability and positive cash flow, reflecting the strength of our strategic business model, the dedication of our team and the value of delivering high-value "Classic Aviation" products that meet our customers' critical needs. Our 2004 profitability further demonstrates the Company's performance oriented strategy and tight fiscal management.

Our focus on Classic Aviation Products allowed us to expense 16% of sales on product development and show a significant profit during a very tough year in the aerospace industry. We just completed our third profitable year, April 30, 2004. We experienced significant growth in revenues and profitability in fiscal 2004 and have continued to work on new products to stabilize our long-term revenues.

Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for airplanes is beginning to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation.

We are pleased that our shipments for FY 2004 were in excess of our backlog reported at the end of FY 2003. Currently, our backlog is in excess of $11,455,000. This backlog reflects our product development efforts and their potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We are moving confidently into 2005 and believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations jdrewitz@comcast.net		Fax (913) 780-5088 Ph (913) 780-9595 Ph (972) 355-6070

THE WORLDWIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.